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                                                                     EXHIBIT 6.1

                               SERVICES AGREEMENT

         THIS SERVICES AGREEMENT ("Agreement") is dated as of March 16, 2000 by and between INTERCONEXUS.COM, Inc., a Delaware corporation ("InterConexus"), and CIMNET SYSTEMS, INC., an Illinois corporation ("Cimnet").

                              W I T N E S S E T H:

         WHEREAS, InterConexus and Cimnet are both wholly-owned subsidiaries of Capri Corp., a Minnesota corporation ("Capri"); and

         WHEREAS, the parties hereto believe that the mutual rendering of services and providing of equipment and facilities by Cimnet and InterConexus to each other will be to the mutual benefit of each of the parties hereto; and

         WHEREAS, Capri intends to distribute all of the issued and outstanding capital stock of InterConexus to the shareholders of Capri (the "Spin-Off"), and the parties desire that the mutual rendering of services and providing of equipment and facilities by Cimnet and InterConexus under this Agreement continue even in the event of the Spin-Off;

         NOW, THEREFORE, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, InterConexus and Cimnet hereby agree as follows:

         1. Cimnet will provide such facilities, equipment and services as reasonably requested by InterConexus and InterConexus will provide such facilities, equipment and services as reasonably requested by Cimnet and its subsidiaries. In addition, the parties shall share the services of each of their respective employees as they mutually agree. Notwithstanding the foregoing, in no event shall either party be required to hire any additional personnel or acquire any additional facilities or equipment to provide facilities, equipment or services pursuant to this Agreement.

         2. The party providing services, shared employees, equipment and facilities will be reimbursed by the party receiving such services, such equipment and such facilities on the basis of an allocation of the costs and expenses (including, without limitation, taxes) for such shared employees (including, without limitation, applicable benefits), services, equipment and facilities based on the cost accounting method used by Cimnet and its subsidiaries and InterConexus. The respective compensation expenses of shared employees will be divided between the parties based upon the level and amount of services performed by such employees for each party.

         3. Each calendar month the parties shall prepare a schedule of the allocated costs that such party has incurred on behalf of the other party and the party having a debit balance for the subject month shall pay to the party having a credit balance the amount owed. Once each year after the close of the year, the parties shall prepare a schedule of all of the costs and expenses as allocated for such year which schedule shall be subject to review by independent auditors appointed by the parties to review the annual schedule. The parties shall split equally the costs and expenses of the independent auditors. The decision of the independent auditors with respect to the appropriate allocation of costs shall be final. As soon as practicable after the review of the annual schedule of costs and expenses by
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the independent auditors for any year, the party, if any, having a debit balance for such year, shall pay any amounts owed for such year to the other party.

         4. InterConexus acknowledges and agrees that Cimnet is presently a tenant under that certain Lease between Cimnet and The Rreef Funds for the premises located at 2301 West 22nd Street, Suite 203, Oak Brook, Illinois, part of which space InterConexus utilizes, and that for purposes of determining the costs allocated with respect to space at such facility, such costs will be based to the extent applicable on the amounts payable under said lease. InterConexus further acknowledges and agrees that Cimnet will be relocating its offices to 2651 Warrenville Road, Suite 560, Downers Grove, Illinois, pursuant to that certain Lease between Cimnet and National Build to Suit Corridors I, L.L.C., dated February 9, 2000 (the "New Lease"). InterConexus acknowledges and agrees that for purposes of determining the costs allocated with respect to space under the New Lease at such facility, such costs will be based to the extent applicable on the amounts payable under the New Lease.

         5. During the term of this Agreement, Cimnet and InterConexus will each keep and maintain complete and accurate records and books of account in sufficient detail and form to permit the determination of the costs and expenses due and payable to the other party hereunder.

         6. (a) Subject to Section 7 of this Agreement, InterConexus agrees to protect, defend, hold harmless and indemnify Cimnet and its successors, assigns, directors, officers, employees, and agents (collectively, the "Cimnet Representatives"), from and against any and all claims, demands, actions, liabilities, damages, losses, fines, penalties, costs and expenses, including reasonable attorneys' fees, of any kind whatsoever (collectively referred to as "Claims"), actually or allegedly, directly or indirectly, arising out of or resulting from or connected with (i) any actions taken or omitted to be taken by Cimnet or any of the Cimnet Representatives in connection with the performance of any of the services, shared employees, facilities or equipment to be provided hereunder, other than Claims that are the direct result of the gross negligence or willful misconduct of Cimnet, (ii) any services, shared employees, facilities or equipment provided by or through Cimnet in reliance on or incorporating information or services, shared employees, facilities or equipment provided by InterConexus pursuant to this Agreement, (iii) the omission or commission of any act, lawful or unlawful, by InterConexus or its agents, employees, or contractors, whether or not such act is within the scope of the agency, employment, or contract of such agents, employees, or contractors, (iv) the failure of InterConexus to comply with any applicable law, ordinance, rule or regulation, (v) inquiries and/or investigations by any foreign or U.S. federal or state governmental organization of InterConexus, and (vi) any alleged negligence of InterConexus.

            (b) Subject to Section 7 of this Agreement, Cimnet agrees to protect, defend, hold harmless and indemnify InterConexus, its successors, assigns, directors, officers, employees and agents (collectively, the "IC Representatives"), from and against any and all Claims, actually or allegedly, directly or indirectly, arising out of or resulting from or connected with (i) any actions taken or omitted to be taken by InterConexus or any of the IC Representatives in connection with the performance of any of the services, shared employees, facilities or equipment to be provided hereunder, other than Claims that are the direct result of the gross negligence or willful misconduct of InterConexus, (ii) any services, shared employees, facilities or equipment provided by or through InterConexus in reliance on or incorporating information or services, shared employees, facilities or equipment provided by Cimnet pursuant to this Agreement, (iii) the omission or commission of any act, lawful or unlawful, by Cimnet or its agents, employees, or contractors, whether or not such act is within the scope of the agency, employment, or contract of such agents, employees or contractors, (iv) the failure of Cimnet to comply


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with any applicable law, ordinance, rule or regulation, (v) inquiries and/or investigations by any foreign or U.S. federal or state governmental organization of Cimnet, and (vi) any alleged negligence of Cimnet.

         7. No party to this Agreement will be liable to any other party to this Agreement or to any other person or entity for special, indirect, consequential or punitive damages caused by, attributable to or arising in connection with the performance, nonperformance or delayed performance of the services or the providing of shared employees, equipment or facilities contemplated by this Agreement, or any act or omission of Cimnet, InterConexus or any person or entity acting on behalf of Cimnet or InterConexus, whether negligent or otherwise, including, without limitation, damages relating to loss of profit or business interruption, however such damages may be caused, except for such damages attributable to Cimnet's or InterConexus' or such other person's or entity's gross negligence or willful misconduct. No party to this Agreement will be liable for any failure to perform or any delay in the performance of its obligations hereunder due to force majeure or any cause beyond its reasonable control.

         8. CIMNET AND INTERCONEXUS MAKE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES IMPLIED BY LAW OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDING THIS AGREEMENT, OR WITH RESPECT TO THE PERFORMANCE OF SERVICES OR THE PROVIDING OF SHARED EMPLOYEES, FACILITIES OR EQUIPMENT CONTEMPLATED BY THIS AGREEMENT.

         9. In connection with the services, shared employees, facilities and/or equipment provided hereunder, a party (the "Disclosing Party") may provide to another party (the "Receiving Party") information that is confidential or proprietary in nature (the "Confidential Information"), which may include, but is not limited to, information of a technical, administrative and/or financial nature relating to the business operations of the Disclosing Party. The Receiving Party agrees that the Confidential Information shall be kept confidential and, except with the prior written consent of the Disclosing Party, shall not, for the term of this Agreement and for the "Restricted Period" (as hereinafter defined) thereafter: (a) disclose to any third party any of the Confidential Information disclosed to the Receiving Party hereunder in any manner whatsoever; (b) permit any third party to have access to such Confidential Information; or (c) use such Confidential Information for any purpose other than providing or utilizing the services, shared employees, facilities or equipment provided under this Agreement. Moreover, the Receiving Party agrees to allow access to the Confidential Information only by its employees or agents who, in the Receiving Party's reasonable discretion, need to know the Confidential Information for the sole purpose of providing or utilizing the services, shared employees, facilities or equipment provided under this Agreement. The Restricted Period shall mean, with respect to Confidential Information other than trade secrets, two (2) years from the date of termination of the term or any renewal term of this Agreement, and as to trade secrets, until such time as the last trade secret ceases to be a trade secret of the Disclosing Party. The Confidential Information shall not include information that (a) has come into the public domain through no fault of or action by the Receiving Party; (b) is rightfully available to the Receiving Party prior to its disclosure hereunder; (c) becomes available to the Receiving Party from any third party not having an obligation of confidentiality to the Disclosing Party; or (d) is independently developed by the Receiving Party without the Confidential Information of the Disclosing Party. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to any person to whom such disclosure is required by law or valid order of a court, but only to the extent of and for the purposes required by law


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or such valid order of a court and only if the Receiving Party first notifies the Disclosing Party of the law or order and permits the Disclosing Party to seek an appropriate protective order or other relief.

         10. Cimnet and InterConexus agree that, other than with respect to any Confidential Information of a Disclosing Party, any ideas, concepts, techniques, know-how, information, reports, programs (including software programs), program materials, documentation, diagrams, notes, outlines, flow charts, user interfaces, technology, formulas, processes, algorithms, inventions and the like, and any and all copyrights, patents, trademarks, trade secrets, and all other proprietary rights therein and derivative works created therefrom, created, invented, developed or placed in fixed form by an employee (shared or otherwise) or agent of Cimnet or InterConexus at such time as such employee or agent is working on the business of the other, shall be the sole and exclusive property of the party on whose business such employee or agent is working on at such time (such party hereinafter referred to as the "Owning Party"). Such ownership shall inure to the benefit of the Owning Party from the date of the conception, creation, invention, development or fixation. All newly created copyright aspects of any written materials shall be considered a "work-made-for-hire" within the meaning of the Copyright Act of 1976, as amended. If and to the extent the written materials, or any part thereof, are found by a court of competent jurisdiction not to be a "work-made-for-hire" within the meaning of the Copyright Act of 1976, as amended, Cimnet or InterConexus, as applicable, hereby assigns to the Owning Party all exclusive right, title and interest in and to those newly created copyrightable aspects of the written materials and all copies thereof without further consideration. Cimnet or InterConexus, as applicable, agrees to assist the Owning Party in obtaining and enforcing all rights and other legal protections for the written materials and to execute any and all documents that the Owning Party may reasonably request in connection therewith, including any copyright assignment document(s). Notwithstanding the foregoing, in the event that Cimnet or InterConexus, as applicable, has proprietary information that it wants to provide the other through a shared employee or agent or otherwise on a basis other than the above, Cimnet and InterConexus shall discuss the terms and conditions upon which such proprietary information will be provided to the other, provided that neither Cimnet or InterConexus, as applicable, shall be under any obligation to reach agreement on the terms of such arrangement.

         11. This Agreement shall be for an initial term commencing as of the date first set forth above and ending on December 31, 2000, and thereafter shall continue on a year to year basis. Notwithstanding the foregoing, the term of this Agreement may be terminated by any party, without penalty, upon not less than thirty (30) days prior written notice to the other parties of the date of termination, after December 31, 2000.

         12. No party has the right to, directly or indirectly, in whole or in part, assign, delegate, convey or otherwise transfer, whether voluntarily, involuntarily or by operation of law, its rights and obligations under this Agreement, except with the prior written approval of the other parties. Any such prohibited action will be null and void; provided, however, the Spin-Off shall not constitute or deemed to be a transfer or other prohibited action.

         13. The parties hereto expressly acknowledge that no employment, partnership or joint venture relationship is created by this Agreement, and hereby agree as follows:

             (a) the parties at all times during the term of this Agreement shall be independent contracting parties;


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             (b) neither Cimnet nor InterConexus, nor anyone employed by or acting for or on behalf of Cimnet or InterConexus, shall ever be or be construed as an employee of any other party; and

             (c) no party shall make any commitment or incur any charge or expense in the name of another party without the prior written approval of the other party.

         14. The provisions of this Agreement are solely for the benefit of the parties hereto and their respective successors-in-interest and permitted assigns and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

         15. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between the parties with respect to the subject matter hereof. The recitals appearing at the beginning of this Agreement are incorporated into its terms in full by this reference.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                  INTERCONEXUS.COM, INC., a Delaware corporation

                                  By:  /s/ Mehul J. Dave
                                     -------------------------------------------
                                     Its:  President and Chief Executive Officer


                                  CIMNET SYSTEMS, INC., an Illinois corporation

                                  By:  /s/ Mehul J. Dave
                                     -------------------------------------------
                                     Its:  President and Chief Executive Officer


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